Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257045

PROSPECTUS SUPPLEMENT, NO. 2, DATED JULY 30, 2021

(to Joint Proxy Statement/Prospectus, Dated June 25, 2021)

New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.

This Prospectus Supplement No. 2, dated July 30, 2021 (this “Supplement”), updates and supplements the joint proxy statement/prospectus dated June 25, 2021 (the “Joint Proxy Statement/Prospectus”). New York Community Bancorp., Inc. (“NYCB”) filed the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a registration statement on Form S-4 (Registration No. 333-257045).

The purpose of this Supplement is to update and supplement the information in the Joint Proxy Statement/Prospectus with the information contained in the Current Report on Form 8-K filed by NYCB on July 30, 2021 (the “Report”). The Report is attached to and forms part of this Supplement.

This Supplement should be read in conjunction with the Joint Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Joint Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Joint Proxy Statement/Prospectus and all accompanying annexes and exhibits. You should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 28 of the Joint Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger (as defined in the Joint Proxy Statement/Prospectus) or determined if the Joint Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

615 Merrick Avenue, Westbury, New York 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit Securities SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

Item 8.01	Other Events

As previously disclosed, on April 24, 2021, New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity (the “Merger”), and, as soon as reasonably practicable following the Merger, Flagstar will merge with and into NYCB, with NYCB as the surviving entity.

In connection with the proposed Merger, NYCB filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus, as amended, and Flagstar filed a definitive proxy statement and NYCB filed a definitive proxy statement/prospectus with the SEC, each dated June 25, 2021 (collectively, the “joint proxy statement/prospectus”), which NYCB and Flagstar first mailed to their respective stockholders and shareholders on or about June 28, 2021.

Following the announcement of the Merger Agreement, as of the date of this Current Report on Form 8-K, eight lawsuits challenging the disclosures contained in the joint proxy statement/prospectus or other aspects of the Merger have been filed. The first lawsuit, captioned Shiva Stein v. Flagstar Bancorp, Inc. et al. (Case No. No. 1:21-cv-03347), was filed in the U.S. District Court for the Eastern District of New York on June 14, 2021. The second lawsuit, captioned Alex Ciccotelli v. Flagstar Bancorp, Inc. et al. (Case No. 1:21-cv-05406), was filed in the U.S. District Court for the Southern District of New York on June 18, 2021. The third lawsuit, captioned Selwyn Karp v. New York Community Bancorp, Inc. et al. (Case No. 1:21-cv-5505), was filed in the U.S. District Court for the Southern District of New York on June 23, 2021. The fourth lawsuit, captioned Luis Guitart v. Flagstar Bancorp, Inc. et al. (Case No. 1:21-cv-03559), was filed in the U.S. District Court for the Eastern District of New York on June 23, 2021. The fifth lawsuit, captioned Tammy Raul v. New York Community Bancorp., Inc. et al. (Case No. 21-cv-5505) was filed in the U.S. District Court for the Southern District of New York on June 23, 2021. The sixth lawsuit, captioned Frank Lawrence v. Flagstar Bancorp, Inc. et al. (Case No. 2021-188820-CB), was filed in the Business Court division of the Oakland County Circuit Court of the State of Michigan on July 1, 2021. The seventh lawsuit, captioned Stephen Bushansky v. New York Community Bancorp., Inc. et al. (Case No. 1:21-cv-6089), was filed in the U.S. District Court for the Southern District of New York on July 15, 2021. The eighth lawsuit, captioned Paul Parshall v. New York Community Bancorp., Inc. et al. (Case No. 1:21-cv-6342), was filed in the U.S. District Court for the Southern District of New York on July 26, 2021. The complaints in the Stein, Guitart, Ciccotelli, and Lawrence actions are brought by alleged Flagstar shareholders and assert claims against Flagstar and the members of its board of directors (and, in the case of the Ciccotelli action, NYCB and 615 Corp.). The complaints in the Karp, Raul, Bushansky and Parshall actions are brought by alleged NYCB stockholders and assert claims against NYCB and the members of its board of directors (and, in the case of the Karp action, Flagstar). The complaints filed in the lawsuits allege, among other things, that the defendants caused a materially incomplete and misleading registration statement relating to the proposed Merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder or, in the case of the Lawrence action, Michigan law. The Lawrence action also alleges claims for breach of fiduciary duty under Michigan law against the members of the Flagstar board contending that the Merger process and proposed consideration are inadequate. We refer to the foregoing lawsuits collectively as the “Merger Actions.”

NYCB and Flagstar believe that the claims asserted in the Merger Actions referred to above are without merit and supplemental disclosures are not required or necessary under applicable laws. However, in order to diminish the risk that these Merger Actions delay or otherwise adversely affect the Merger, and to minimize the costs, risks and uncertainties inherent in defending the Merger Actions, and without admitting any liability or wrongdoing, NYCB and Flagstar have agreed to supplement the joint proxy statement/prospectus as described in this Current Report on Form 8-K. NYCB, Flagstar and the other named defendants deny that they have violated any laws or breached any duties to NYCB’s stockholders or Flagstar’s shareholders, as applicable. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, NYCB and Flagstar specifically deny all allegations in these Merger Actions that any additional disclosure was or is required.

Supplemental Disclosures to Joint Proxy Statement/Prospectus

The following information supplements the joint proxy statement/prospectus and should be read in connection with the joint proxy statement/prospectus, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the joint proxy statement/prospectus, the information contained herein supersedes the information contained in the joint proxy statement/prospectus. All page references in the information below are to pages in the joint proxy statement/prospectus, and terms used below have the meanings set forth in the joint proxy statement/prospectus, unless otherwise defined below.

The Merger–Opinion of NYCB’s Financial Advisors–Opinion of Piper Sandler & Co.

The disclosure under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.—Comparable Company Analyses” is hereby amended by deleting the table of company names at the top of page 60 (the NYCB Peer Group) of the joint proxy statement/prospectus and replacing it with the following:

Financial Data as of December 31, 2020

Market Data as of April 23, 2021

			Balance Sheet & Credit			Capital Position				MRQ Profitability				Valuation
														Price /
Company	City, ST	Ticker	Total Assets ($B)	Loans / Deposits (%)	LLR / Gross Loans (%)	CET1 RBC (%)	T1 Lev (%)	Total RBC (%)	CRE / Total RBC (%)	NIM (%)	ROAA (%)	ROAE (%)	Eff. Ratio (%)	TBV (%)	MRQ Ann. EPS (x)	2021E EPS (x)	2022E EPS (x)	Div Yield (%)	Mkt Cap ($B)
First Horizon Corp¹	Memphis, TN	FHN	87.5	80.1	1.54	10.0	8.2	12.8	156	2.73	1.17	11.94	56.7	174	11.2	10.7	11.3	3.5	9.9
Comerica Inc¹	Dallas, TX	CMA	86.3	68.5	1.81	11.1	9.1	13.9	110	2.36	1.01	10.89	64.6	138	7.2	10.4	13.6	4.0	9.8
Signature Bank¹	New York, NY	SBNY	85.4	68.9	1.02	10.9	8.8	14.4	376	2.24	0.96	13.36	37.5	234	18.4	19.0	16.1	0.9	13.6
Zions Bancorp.¹	Salt Lake City, UT	ZION	85.1	72.4	1.21	11.2	8.3	14.5	169	2.96	1.42	14.69	59.8	140	7.1	10.4	12.6	2.6	8.9
East West Bancorp¹	Pasadena, CA	EWBC	56.9	79.9	1.53	12.7	9.1	14.3	239	2.79	1.25	12.52	42.7	224	13.2	13.5	14.0	1.8	10.8
Synovus Financial¹	Columbus, GA	SNV	55.2	81.9	1.42	9.7	8.8	13.3	226	3.09	1.12	11.77	54.6	168	9.8	11.2	11.5	2.9	7.0
BOK Financial Corp¹	Tulsa, OK	BOKF	47.4	59.5	1.54	12.1	8.5	14.0	137	2.67	1.23	11.84	59.8	152	10.6	12.6	13.2	2.4	6.2
Wintrust Financial¹	Rosemont, IL	WTFC	45.7	87.6	0.81	9.0	8.2	12.6	153	2.55	0.92	9.99	66.6	139	7.6	11.2	14.5	1.7	4.4
Cullen/Frost Bankers	San Antonio, TX	CFR	42.4	49.9	1.51	12.9	8.1	15.4	142	2.78	0.86	8.46	60.6	209	20.9	21.3	22.6	2.6	7.3
Valley National Bncp	New York, NY	VLY	40.7	100.9	1.05	9.9	8.1	12.6	403	3.06	1.02	9.20	48.7	192	14.0	12.7	12.1	3.3	5.7

1.	Financial information for the quarter ended March 31, 2021

Note: Includes banks, thrifts and bank holding companies whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the continental United States, with total assets between $40B and $100B; Companies not shown pro forma for pending / recently completed M&A, and / or capital raises; First Citizens BancShares, Inc. excluded due to their pending merger with CIT Group, Inc.

Source: S&P Global Market Intelligence

The disclosure under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.—Comparable Company Analyses” is hereby amended by deleting the table of company names at the top of page 61 (the Flagstar Peer Group) of the joint proxy statement/prospectus and replacing it with the following:

Financial Data as of December 31, 2020

Market Data as of April 23, 2021

			Balance Sheet & Credit						Capital Position								MRQ Profitability				Valuation
							Loans														Price /
Company	City, ST	Ticker	Total Assets ($B)	Loans / Deposits (%)	1-4 Fam. / Loans (%)		to Non- Dep. / Loans (%)	LLR / Gross Loans (%)	CET1 RBC Ratio (%)		T1 Lev Ratio (%)		Total RBC Ratio (%)		CRE / Total RBC (%)		NIM (%)	ROAA (%)	ROAE (%)	Eff. Ratio (%)	TBV (%)	MRQ Ann. EPS (x)	2021E EPS (x)	2022E EPS (x)	Div Yield (%)	Mkt Cap ($B)
Texas Capital¹	Dallas, TX	TCBI	40.1	73.1	1.4	²	44.0	0.99	10.2		8.3		14.0		156		2.05	0.72	9.63	62.6	124	12.4	15.2	14.5	0.0	3.3
BankUnited, Inc.¹	Miami Lakes, FL	BKU	35.2	84.2	27.1	²	9.1	0.95	13.2		8.7		15.2		196		2.38	1.12	12.98	54.0	143	10.8	12.7	13.3	2.1	4.3
Associated Banc¹	Green Bay, WI	ASB	34.6	87.3	31.6		9.7	1.45	10.8		9.5		14.4		227		2.37	1.12	9.19	63.6	126	9.2	13.7	13.8	3.5	3.3
Prosperity Bncshs	Houston, TX	PB	34.1	73.8	20.8		14.9	1.56	13.7		9.7		14.2		211		3.51	1.63	8.98	39.6	251	13.0	14.1	14.1	2.6	7.1
First Midwest Bncp¹	Chicago, IL	FMBI	21.2	91.4	20.4	²	0.0	1.62²	10.2		9.0		14.3		166		2.99	0.86	6.71	60.3	166	15.1	14.6	15.0	2.7	2.5
Washington Federal¹	Seattle, WA	WAFD	19.5	89.1	36.6		0.0	1.31	12.7	²	9.3	²	13.9	²	260	²	2.75	0.93	8.05	58.9	140	14.7	15.1	14.8	2.8	2.4
Cathay General	Los Angeles, CA	CATY	19.0	97.1	26.5		0.8	1.06	13.5		10.9		15.5		262		3.14	1.50	11.81	49.4	161	11.6	12.8	12.0	3.1	3.3
Customers Bancorp	West Reading, PA	CUBI	18.4	139.3	2.1		23.9	0.91	8.1		8.6		11.9		224		2.80	1.23	20.76	48.6	115	4.9	5.9	8.4	0.0	1.0

1.	Financial information for the quarter ended March 31, 2021
2.	Reflects the value of the previous quarter due to limited information on the Company’s March 31, 2021 earnings release

Note: Includes banks, thrifts and bank holding companies whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the continental United States, with total assets between $15B and $50B with either (i) 1-4 family loans accounting for >20.0% of total loan portfolio or (ii) loans to non-depository financial institutions accounting for >20.0% of total loan portfolio as defined in the company’s Y9-C as of December 31, 2020, excludes BancorpSouth Bank due its pending merger; Companies not shown pro forma for pending / recently completed M&A, and / or capital raises

Source: S&P Global Market Intelligence

The disclosure under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.—Analysis of Precedent Transactions” is hereby amended by deleting the table of Acquiror and Target names at the top of page 62 (the Nationwide Precedent Transactions group) of the joint proxy statement/prospectus and replacing it with the following:

					Transaction Information						Target Information
						Price/			Core Deposit Prem. (%)	1-Day Market Prem. (%)					LTM Eff. Ratio (%)
Acquiror	ST	Target	ST	Annc. Date	Deal Value ($B)	LTM EPS (x)	Fwd EPS (x)	TBV (%)			Total Assets ($B)	TCE/ TA (%)	LTM ROAA (%)	LTM ROAE (%)		NPAs/ Assets (%)
M&T Bank Corp.	NY	People’s United Financial Inc.	CT	02/22/21	7.6	N/M	13.8	167	6.3	12.9	63.1	7.6	0.36	2.8	55.3	0.74
Huntington Bancshares Inc.	OH	TCF Financial Corp.	MI	12/13/20	5.9	23.6	16.4	148	5.4	8.9	47.6	8.7	0.52	4.4	61.7	1.01
First Citizens BancShares	NC	CIT Group Inc.	NY	10/16/20	2.2	N/M	N/M	44	(7.4)	11.0	60.9	8.2	(0.87)	(8.2)	70.7	1.38
Mechanics Bank	CA	Rabobank NA	CA	03/15/19	1.5	10.3	—	203	8.2	—	13.9	5.4	1.07	9.4	60.2	1.91
Synovus Financial Corp.	GA	FCB Financial Holdings Inc.	FL	07/24/18	2.7	20.4	15.8	229	21.4	(1.8)	12.2	9.9	1.24	11.0	40.8	0.22
Fifth Third Bancorp	OH	MB Financial Inc.	IL	05/21/18	4.6	15.1	19.2	271	—	24.2	20.2	8.9	1.54	11.1	63.9	0.51
First Horizon National Corp.	TN	Capital Bank Finl Corp	NC	05/04/17	2.2	N/M	21.3	203	16.8	(2.9)	10.1	11.0	0.81	6.1	56.5	0.78
Sterling Bancorp	NY	Astoria Financial Corp.	NY	03/07/17	2.2	N/M	—	159	9.9	—	14.6	9.7	0.48	4.2	72.4	1.70

Note: Includes nationwide bank and thrift transactions announced between January 1, 2017 and April 23, 2021 where the target assets were between $10B and $75B at announcement; Excludes transactions defined as merger of equals; Price-to-earnings metrics where the value was either negative, or greater than 30.0x, are considered “N/M”; Core Deposits used in the Core Deposit Premium calculation defined as total deposits less time deposits with balances greater than $100,000

Source: S&P Global Market Intelligence

The disclosure under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.—Net Present Value Analyses” is hereby supplemented by adding the following to the paragraph in the middle of page 62 of the joint proxy statement/prospectus as a new third sentence following the number 190%:

Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of selected companies that Piper Sandler deemed to be comparable to NYCB.

The disclosure under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.—Net Present Value Analyses” is hereby supplemented by adding the following table after the Earnings Per Share Multiples chart (that includes Annual Estimate Variance in the left-most column) in the middle of page 63 of the joint proxy statement/prospectus:

The following table describes the discount rate calculation for NYCB common stock prepared by Piper Sandler. In its normal course of business, Piper Sandler employs the Duff & Phelps Cost of Capital Navigator in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium.

Risk Free Rate	1.58%	Per Duff & Phelps Normalized Rate
Equity Risk Premium	7.15%	Per Duff & Phelps Cost of Capital Navigator
Size Premium	0.80%	Per Duff & Phelps Cost of Capital Navigator
Industry Premium	1.29%	Per Duff & Phelps Cost of Capital Navigator
Discount Rate	10.82%

The disclosure under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.—Net Present Value Analyses” is hereby supplemented by adding the following to the last full paragraph on page 64 of the joint proxy statement/prospectus as a new fourth sentence following the number 160%:

Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of selected companies that Piper Sandler deemed to be comparable to Flagstar.

The disclosure under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.—Net Present Value Analyses” is hereby supplemented by adding the following table after the Earnings Per Share Multiples chart (that includes Annual Estimate Variance in the left-most column) in the middle of page 65 of the joint proxy statement/prospectus:

The following table describes the discount rate calculation for Flagstar common stock prepared by Piper Sandler. In its normal course of business, Piper Sandler employs the Duff & Phelps Cost of Capital Navigator in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium.

Risk Free Rate	1.58%	Per Duff & Phelps Normalized Rate
Equity Risk Premium	7.15%	Per Duff & Phelps Cost of Capital Navigator
Size Premium	1.42%	Per Duff & Phelps Cost of Capital Navigator
Industry Premium	1.29%	Per Duff & Phelps Cost of Capital Navigator
Discount Rate	11.44%

The Merger– Certain Unaudited Prospective Financial Information – Opinion of Goldman Sachs & Co. LLC

The second paragraph under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Analysis of Implied Deal Premia and Multiples—Illustrative Present Value of Future Stock Price Analysis for Flagstar on a Stand-Alone Basis” on page 69 (beginning with “Goldman Sachs derived a range…”) is hereby amended in its entirety as follows:

Goldman Sachs derived a range of theoretical future values per share for the shares of Flagstar common stock on a stand-alone basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 9.0x and 11.0x to the estimated EPS of Flagstar on a stand-alone basis for the following years: $5.19 in 2022, $5.40 in 2023, $5.61 in 2024 and $5.84 in 2025, respectively, using the Forecasts prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB. By applying a discount rate of 8.5%, reflecting an estimate of Flagstar’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for Flagstar on a stand-alone basis and the estimated dividends to be paid per share of Flagstar common stock through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of Flagstar common stock on a stand-alone basis ranging from $39.66 to $51.90. The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected an estimated dividend of $0.68 for the years 2022 through 2025.

The second sentence of the first paragraph under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Analysis of Implied Deal Premia and Multiples—Regression Analysis for Flagstar on a Stand-Alone Basis” on page 70 (beginning with “Goldman Sachs observed …”) is hereby amended in its entirety as follows:

The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected a Flagstar 2022E ROATCE of 13.9%, which Goldman Sachs observed corresponded to an implied Price/TBV per share multiple of 1.6x on the regression line. Goldman Sachs calculated that the closing price for Flagstar common stock on April 23, 2021 reflected a multiple of approximately 1.1x TBV per share as of March 31, 2021 for Flagstar, as reflected in the Forecasts.

The second paragraph under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Analysis of Implied Deal Premia and Multiples— Illustrative Discounted Dividend Analyses for Flagstar on a Stand-Alone Basis” on page 70 (beginning with “Using discount rates ranging …”) is hereby amended in its entirety as follows:

Using discount rates ranging from 6.5% to 10.5%, reflecting estimates of the cost of equity for Flagstar on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for Flagstar on a stand-alone basis by discounting to present value as of March 31, 2021, (a) the implied distributions to Flagstar’s shareholders on a stand-alone basis over the period beginning April 1, 2021 through December 31, 2025 calculated using the Forecasts assuming that Flagstar would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target as provided by NYCB management, and (b) a range of illustrative terminal values for Flagstar as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 9.0x to 11.0x to Flagstar’s estimated terminal year (2026) net income of $324 million on a stand-alone basis, as reflected in the Forecasts prepared by NYCB management and approved for Goldman Sachs’ use by NYCB. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for Flagstar, Goldman Sachs applied illustrative one-year forward price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above under “—Selected Companies Analysis for Flagstar on a Stand-Alone Basis.”

The second paragraph under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Analysis of Implied Deal Premia and Multiples— Illustrative Present Value of Future Stock Price Analysis for NYCB on a Stand-Alone Basis” on page 71 (beginning with “Goldman Sachs derived a range …”) is hereby amended in its entirety as follows:

Goldman Sachs derived a range of theoretical future values per share for the shares of NYCB common stock on a stand-alone basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 12.0x to 14.0x to the estimated EPS of NYCB on a stand-alone basis for the following years: 2023 of $1.25, 2024 of $1.30 and 2025 of $1.40, respectively, using the Forecasts prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB. By applying a discount rate of 7.0%, reflecting an estimate of NYCB’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for NYCB on a stand-alone basis and the estimated dividends to be paid per share of NYCB common stock on a stand-alone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of NYCB common stock on a stand-alone basis ranging from $14.94 to $17.44. The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected an estimated dividend of $0.28 for 2022, $0.32 for 2023, $0.36 for 2023 and $0.40 for 2025.

The second paragraph under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Analysis of Implied Deal Premia and Multiples—Regression Analysis for NYCB Shares on a Pro Forma Basis” on page 72 (beginning with “Goldman Sachs observed that …”) is hereby amended in its entirety as follows:

Goldman Sachs derived a range of theoretical future values per share for the shares of NYCB common stock on a pro forma basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 11.0 x to 13.0x to the estimated EPS of NYCB on a pro forma basis for the following years: $1.49 in 2023, $1.53 in 2024 and $1.58 in 2025, respectively, using the Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB and taking into account the Synergies. By applying a discount rate of 7.50%, reflecting an estimate of NYCB’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of Flagstar and NYCB on a stand-alone basis blended based on their respective market capitalization), Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for NYCB on a pro forma basis and the estimated dividends to be paid per share of NYCB common stock on a pro forma basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per share of NYCB common stock on a pro forma basis ranging from $15.48 to $18.16. The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected an estimated dividend of $0.68 for the years 2022 through 2025.

The first and second paragraphs under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Analysis of Implied Deal Premia and Multiples—Regression Analysis for NYCB Shares on a Pro Forma Basis” on page 73 (beginning with “Goldman Sachs observed …”) both are hereby amended in their entirety as follows:

The Forecasts prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected a NYCB 2022E ROATCE of 15.5% on a fully phased-in basis, which Goldman Sachs observed corresponded to an implied Price/TBV per share multiple of 2.2x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Regression Analysis for NYCB on a Stand-Alone Basis.”

Goldman Sachs applied implied Price/TBV per share multiples ranging from 2.1x (0.1x less than the 2022E ROATCE regression implied pro forma Price/TBV per share multiple of 2.2x) to 2.3x (0.1x more than the 2022E ROATCE regression implied pro forma Price/TBV per share multiple) to the TBV per share of $8.61 as of March 31, 2021 for NYCB on a pro forma basis as reflected in the Forecasts, and applied a 5.0% discount (reflecting the blended historical discount to the regression line implied Price/TBV per share multiple as observed on Flagstar and NYCB on a stand-alone basis and blended based on their respective market capitalization), to derive a range of regression implied present values per share of NYCB common stock on a pro forma basis of $17.58 to $19.21.

The first paragraph under the heading “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Analysis of Implied Deal Premia and Multiples— Illustrative Discounted Dividend Analyses for NYCB Shares on a Pro Forma Basis” on page 73 (beginning with “Using the Forecasts, Goldman …”) is hereby amended in its entirety as follows:

Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analysis for NYCB on a pro forma basis (giving effect to the proposed merger). Using discount rates ranging from 6.50% to 8.50%, reflecting estimates of the cost of equity for NYCB on a pro forma basis, Goldman Sachs derived a range of illustrative equity values for NYCB on a pro forma basis by discounting to present value as of March 31, 2021 (a) the implied distributions to/ infusions from NYCB’s stockholders on a pro forma basis from December 31, 2022 through December 31, 2025 calculated using the Forecasts, taking into account the Synergies, assuming at the direction of NYCB management that NYCB would on a pro forma basis make distributions/require infusions of capital as necessary to achieve a 10.0% common equity tier 1 capital target for 2022 through 2025, and (b) a range of illustrative terminal values for NYCB on a pro forma basis as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 11.0x to 13.0x to NYCB’s estimated terminal year (2026) net income of $680 million on a pro forma basis, as reflected in the Forecasts prepared by NYCB management and approved for Godman Sachs’ use by NYCB, taking into account the Synergies.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this Current Report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to NYCB’s and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels and acquisitions, among other matters; NYCB’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; NYCB’s and Flagstar’s assessments of probable losses on loans; NYCB’s and Flagstar’s assessments of interest rate and other market risks; and NYCB’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; NYCB and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of NYCB and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among NYCB, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against NYCB or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of NYCB and/or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of NYCB; such integration may be more difficult, time-consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of NYCB and Flagstar; and the other factors discussed in the “Risk Factors” section in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other reports NYCB files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of NYCB’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Flagstar’s other filings with SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Important Information and Where You Can Find It

This Current Report may be deemed to be solicitation material in respect of the proposed transaction by NYCB and Flagstar. In connection with the proposed transaction, NYCB has filed with the SEC a registration statement (Registration No. 333-257045) on Form S-4 to register the shares of NYCB’s capital stock to be issued in connection with the proposed transaction. The registration statement includes a prospectus of NYCB and a joint proxy statement of NYCB and Flagstar. The registration statement, as amended, was declared effective by the SEC on June 25, 2021, and the joint proxy statement/prospectus was first mailed to the stockholders of NYCB and shareholders of Flagstar on or about June 28, 2021.

INVESTORS AND SECURITY HOLDERS OF NYCB AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NYCB, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about NYCB and Flagstar, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by NYCB can also be obtained, without charge, by directing a request to Investor

Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

NYCB, Flagstar and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding NYCB’s directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar’s directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed or to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2021	NEW YORK COMMUNITY BANCORP, INC. /s/ Salvatore J. DiMartino Name: Salvatore J. DiMartino Title: Senior Managing Director Director, Investor Relations and Strategic Planning